Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,

DECLARES SECOND QUARTER CASH DIVIDEND,

AFFIRMS 2011 OPERATING EPS TARGET

COLUMBUS, Georgia – April 27, 2011 – Aflac Incorporated today reported its first quarter results.

Total revenues, reflecting a stronger yen and realized investment losses, rose 1.0% to $5.12 billion, compared with $5.07 billion in the first quarter of 2010. Net earnings were $395 million, or $.84 per diluted share, compared with $636 million, or $1.35 per share, a year ago.

As a result of significant investment derisking activities, net earnings in the first quarter included after-tax realized investment losses of $376 million, or $.79 per diluted share, compared with losses of $30 million, or $.06 per diluted share in the first quarter of 2010. During the first quarter, the company sold its holdings of Alpha Bank at a realized after-tax loss of $115 million. In addition, impairments of the company’s two other investments in Greek financial institutions, National Bank of Greece and EFG Eurobank Ergasias, totaled $258 million after taxes. Subsequent to the quarter, the company sold its investment in EFG Eurobank Ergasias at a small gain over the impaired value. In addition, the company lowered its holdings of certain concentrated investment positions, which combined with other smaller transactions and impairments, resulted in an after-tax gain of $16 million. Also included in realized investment losses was a loss of $19 million associated with primarily passive derivative activities.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac’s derivative activities, which are primarily passive in nature, include foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated, and securities with embedded derivatives. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the first quarter were $771 million, compared with $666 million in the first quarter of 2010. Operating earnings per diluted share rose 15.6% to $1.63, compared with $1.41 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.10 during the quarter.

Total investments and cash at the end of March 2011 were $88.4 billion, compared with $88.2 billion at December 31, 2010.

In the first quarter, Aflac repurchased 3.1 million shares of its common stock. At the end of March, the company had 27.3 million shares available for purchase under its share repurchase authorization.

Shareholders’ equity was $11.0 billion at March 31, 2011, compared with $11.1 billion at December 31, 2010. Shareholders’ equity at the end of the first quarter included a net unrealized loss on investment securities and derivatives of $21 million, compared with a net unrealized gain of $64 million at the end of 2010. Shareholders’ equity per share was $23.58 at March 31, 2011, compared with $23.54 per share at December 31, 2010. The annualized return on average shareholders’ equity in the first quarter was 14.3%. On an operating basis (excluding realized investment losses and the impact of derivative gains/losses on net earnings and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 28.0% for the first quarter of 2011.

AFLAC JAPAN

Aflac Japan premium income in yen rose 4.8% in the first quarter. Net investment income was down slightly with a decline of .7%. Investment income growth in yen terms was restrained by the stronger yen/dollar exchange rate because approximately 33% of Aflac Japan’s first quarter investment income was dollar-denominated. Total revenues were up 3.7%. The benefit and expense ratios improved from a year ago, and as a result, the pretax operating profit margin expanded from 21.4% to 22.4%. Pretax operating earnings in yen rose 8.5% in the first quarter.

Aflac Japan’s first quarter financial results reflect a provision of 3.0 billion yen, or $37 million, for claims related to the earthquake and tsunami that struck Japan on March 11. These claims were offset by reserve releases and reinsurance of 2.0 billion yen, or $25 million, for a net income statement impact of 1.0 billion yen, or $12 million, in the quarter. The financial results also reflect .7 billion yen, or $8 million, of operating expenses resulting from the earthquake and tsunami.

The average yen/dollar exchange rate in the first quarter of 2011 was 82.29, or 10.0% stronger than the average rate of 90.49 in the first quarter of 2010.

Reflecting a benefit from the stronger average yen/dollar exchange rate in the first quarter, premium income in dollars rose 15.5% to $3.7 billion. Net investment income climbed 9.5% to $649 million. Total revenues were $4.4 billion, an increase of 14.2%. Pretax operating earnings increased 19.3% to $980 million.

Aflac Japan produced strong new annualized premium sales in the first quarter, generating an increase of 12.6% to 34.1 billion yen. In dollar terms, new annualized premium sales were $414 million. The positive sales performance primarily reflected continued growth of sales through the bank channel. Bank channel sales were 7.9 billion yen in the first quarter, increasing 12.6% over the fourth quarter of 2010 and 154.0% compared with the first quarter of 2010. New annualized premium sales of WAYS increased 221.6% and contributed 17.7% to new annualized premium sales. New annualized premium sales of child endowment increased 58.9% and contributed 21.8% to total sales.

Cancer insurance sales declined as expected and were down 10.4% for the quarter as prospective policyholders and sales agents postponed cancer insurance purchases and sales in anticipation of the introduction of DAYS, the new base cancer policy that was introduced at the end of March. Sales of cancer insurance accounted for 17.5% of new annualized premium sales. Facing difficult comparisons from first quarter 2010, total medical sales, including riders, were also down for the quarter, posting a decline of 20.1%. Despite the decline, medical insurance sales accounted for 27.6% of new annualized premium sales. Aflac maintained its position as the number one seller of cancer and medical products in Japan.

AFLAC U.S.

Aflac U.S. premium income increased 2.5% to $1.2 billion in the first quarter. Net investment income rose 8.8% to $144 million. Total revenues were up 3.1% to $1.3 billion. As expected, the benefit ratio increased from first quarter 2010, returning to a more normal level. The benefit ratio in 2010 was unusually low due to the lapsation of a large payroll account. Offsetting the increase in the benefit ratio was a lower expense ratio. Overall, the pretax profit margin increased from 19.1% to 19.2% in the quarter, and pretax operating earnings improved 3.7% to $253 million.

Despite lingering sales challenges from a prolonged weak economic climate, Aflac U.S. sales growth improved significantly, generating a new annualized premium sales increase of 6.3% in the first quarter to $336 million. This sales increase reflected an increase in production from both new and veteran agents that resulted from efforts to better manage existing accounts and methodically target the market.

Recruiting continued to improve and turned positive in the first quarter 2011, generating an increase of 13.5%. Recruiting benefited from a targeted national advertising campaign designed to generate a positive response by featuring successful sales associates conveying the Aflac opportunity.

DIVIDEND

The board of directors declared the second quarter cash dividend. The second quarter cash dividend of $.30 per share is payable on June 1, 2011, to shareholders of record at the close of business on May 18, 2011.

OUTLOOK

Commenting on the company’s first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall results in the first quarter of 2011. As we expected, we saw strong sales in our largest operating segment, Aflac Japan, particularly through the bank channel as well as our more recent growth products.

“Additionally, we were especially encouraged that Aflac U.S. generated positive sales growth, despite lingering economic weakness and following nine consecutive quarters of sales declines. Aflac U.S. has also shown significant recruiting gains largely because of successful, targeted activities, including advertising. As a result of our positive performance in both Japan and the U.S., we posted strong consolidated financial results.

“Our business continued to generate significant capital in the first quarter. As we have communicated over the past several years, maintaining a strong risk-based capital, or RBC ratio, remains a top priority for us. Although we have not yet completed our statutory financial statements for the first quarter, we estimate our RBC ratio fell within the range of 500% and 525% at the end of March.

“Realized investment losses were unusually high, primarily resulting from significant investment derisking activities in the first quarter of 2011. However, I am pleased we were able to lower some of our largest credit exposures. While our largest exposures are predominantly a legacy issue, we continue to look at ways to reduce these positions where practical. Although limiting the concentration risk of our portfolio and maintaining our targeted capital levels remains a priority, we are also focused on growing our operating earnings.

“With one quarter of the year complete, we continue to believe we are positioned for another year of solid financial performance. We still believe our goal for increasing operating earnings per diluted share is reasonable and attainable. I believe we’ve also done a very good job in managing our operations, including expense control. As the year progresses, we anticipate increasing our spending, particularly on marketing and IT initiatives. As we have said previously, given the continued low-interest-rate environment, especially in Japan, we expect to be at the low end of the 8% to 12% range for operating earnings per diluted share growth, excluding the impact of the yen. If the yen averages 80 to 85 to the dollar for the full year, we would expect reported operating earnings to be in the range of $6.09 to $6.34 per diluted share. Using that same exchange rate assumption, we would expect second quarter operating earnings to be $1.51 to $1.57 per diluted share.

“We historically announce our earnings guidance for the following year at our May analyst meeting. Although we have not yet finalized our projections for 2012, it is likely that our expected rate of earnings growth next year will be lower than 2011 due primarily to portfolio derisking activities and the continued low-interest-rate environment in Japan. After the effects of derisking and low interest rates in Japan and the United States have been fully integrated into our financial results, we should expect to see the rate of increase in earnings begin to improve.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For five consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies. In addition, Forbes magazine has named Aflac as one of America’s Best-Managed Companies in the Insurance category. In 2011, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the thirteenth consecutive year and included Aflac on its list of Most Admired Companies for the tenth time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the first quarter of 2011 can be found on the “Investors” page at aflac.com, along with a complete listing of Aflac’s investment holdings in the financial sector and a separate listing of the company’s investments in perpetual securities.

Aflac Incorporated will webcast its first quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, April 28, 2011.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2011	2010	% Change

Total revenues	$5,117	$5,065	1.0%

Benefits and claims	3,222	2,857	12.7

Total acquisition and operating expenses	1,295	1,234	5.0

Earnings before income taxes	600	974	(38.4)

Income taxes	205	338

Net earnings	$395	$636	(38.0)%

Net earnings per share – basic	$.84	$1.36	(38.2)%

Net earnings per share – diluted	.84	1.35	(37.8)

Shares used to compute earnings per share (000):
Basic	468,012	467,926	—
Diluted	472,104	472,450	(.1)

Dividends paid per share	$.30	$.28	7.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2011	2010	% Change

Assets:

Total investments and cash	$88,441	$73,998	19.5%

Deferred policy acquisition costs	9,689	8,522	13.7

Other assets	3,015	2,658	13.4

Total assets	$101,145	$85,178	18.7%

Liabilities and shareholders’ equity:

Policy liabilities	$82,491	$69,504	18.7%

Notes payable	3,017	2,584	16.7

Other liabilities	4,614	4,103	12.5

Shareholders’ equity	11,023	8,987	22.7

Total liabilities and shareholders’ equity	$101,145	$85,178	18.7%

Shares outstanding at end of period (000)	467,564	469,422	(.4)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2011	2010	% Change

Operating earnings	$771	$666	15.7%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(357)	(41)
Impact of derivative and hedging activities	(19)	11

Net earnings	$395	$636	(38.0)%

Operating earnings per diluted share	$1.63	$1.41	15.6%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.75)	(.08)
Impact of derivative and hedging activities	(.04)	.02

Net earnings per diluted share	$.84	$1.35	(37.8)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2011	Including Currency Changes	Excluding Currency Changes[2]

Premium income	12.0%	4.4%

Net investment income	9.4	4.0

Total benefits and expenses	10.4	3.0

Operating earnings	15.7	8.4

Operating earnings per diluted share	15.6	8.5

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2011 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS	% Growth Over 2010	Yen Impact
80	$6.34 - 6.56	14.6 - 18.6%	$.37
85	6.09 - 6.31	10.1 - 14.1	.12
87.69*	5.97 - 6.19	8.0 - 11.9	—
90	5.87 - 6.09	6.1 - 10.1	(.10)
95	5.68 - 5.90	2.7 - 6.7	(.29)

*	Actual 2010 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector or issuer; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and radiological disasters; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Robin Y. Wilkey, 800.235.2667, FAX: 706.324.6330, or rwilkey@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com